UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by the Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 19, 2025, Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published by Buffalo Business First:

Servotronics Evaluates Options Amid Industry Challenges

An Elma aerospace manufacturing company is evaluating its options amid some industry challenges and an activist shareholder.

Servotronics Inc. (NYSE: SVT) recently announced its board of directors has begun a review of the company’s strategic alternatives, which could include the sale of the company, investments of capital or continuing on its current path.

“The Servotronics team has achieved significant progress in our transformation efforts over the past three years as a valued supplier to the commercial aerospace industry,” Christopher Marks, chairman of board, said in a press release. “Our board and leadership team see significant opportunities for continued growth given the strong fundamentals in our major markets. To enable this growth and better meet the needs of our customers, employees and investors the Board has commenced a strategic review of alternatives for Servotronics.”

Why it matters: Servotronics is one of the Buffalo area’s top 15 largest locally headquartered public companies, based on Business First’s annual rankings by revenue. The business had $43.63 million in revenue for the 2023 fiscal year. The company employs about 277, all in Western New York.

This news comes as a shareholder, Paul Snyder III, Beaver Hollow Wellness CEO and chairman of Founders Software Inc., seeks board seats for himself and three others.

“As an investor and stakeholder, I have lost confidence in this leadership team, as the company's persistent underperformance is a direct result of poor executive oversight and misguided strategic decisions,” Snyder said in a public statement.

Snyder, who has a 15.2% stake in the company, is seeking the four to be elected to the board of directors at Servotronics' annual 2025 meeting. The date of the meeting has not been publicly announced.

Servotronics has hired Houlihan Lokey, an investment banking firm, as lead financial advisor and Bond, Schoeneck & King PLLC as its legal counsel for the strategic alternatives review.

The Elma company has not set a timeline for completing the review or any potentially resulting transaction.

"The company does not intend to update the market on its progress unless or until it determines that further disclosure is appropriate or required by law," the release said.

When asked why the board decided to explore the company’s options and if it relates to the activist shareholder, CEO Bill Farrell said this move was primarily the result of continuing challenges from the commercial aerospace market.

Market turbulence from Boeing and Airbus has rippled down to Servotronics, which manufactures single and two-stage servo valves. Airplane deliveries were down 10% in 2024 compared to the year prior, according to Farrell.

“2025 looks promising, but as a small company, we have to look at the risk there might be going forward and options for the company, considering our place in that market,” he said.

The company has not commented on Snyder and his proxy efforts.

The board did meet a couple years ago to discuss alternatives for Ontario Knife Co, which resulted in the August 2023 sale of the subsidiary. But this is the first time since Farrell joined Servotronics in 2022 that the business is doing a formal strategic review for the company overall.

Servotronics has reduced its net loss from $2.113 million in 2023 to $1.009 million in 2024, based on financial filings.

In 2024, the company's revenue increased year-over-year by about $1.29 million, or 3%.

“This is part of the overall improvement that we’ve had from an operational perspective and customer demand,” Farrell said. “We had expectations that would have been even higher if it wasn’t for challenges in the second half of the year. … We continued to be positioned well for that growth, just a little bit of pause and delay.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.